SECURITIES AND EXCHANGE
                                   COMMISSION
                             Washington, D.C. 20549
                                  SCHEDULE 13G

                    under the Securities Exchange Act of 1934



                              Dia Met Minerals Ltd.
                         ------------------------------
                                (Name of Issuer)


                               Class A Sub-Voting
                         ------------------------------
                         (Title of Class of Securities)


                                    25243K20J
                                -----------------
                                 (CUSIP Number)


                                December 31, 1997
                        ---------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                |X| Rule 13d-1(b)
                                |_| Rule 13d-1(c)
                                |_| Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

----------------------------                       -----------------------------
CUSIP No.      25243K20J            13G                 Page 2  of 15 Pages
----------------------------                       -----------------------------


--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         RT Capital Management Inc.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) |_|
                                                           (b) |_|
--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         The jurisdiction of organization is Canada (federally
         incorporated company)
--------------------------------------------------------------------------------
                  5.      SOLE VOTING POWER

                 ---------------------------------------------------------------
NUMBER OF         6.      SHARED VOTING POWER
SHARES                    2,093,150 (Combined 1,046,400 Cl.A Sub-voting and
BENEFICIALLY              1,046,750 Cl.B Multi-voting)
OWNED BY EACH    ---------------------------------------------------------------
REPORTING PERSON  7.      SOLE DISPOSITIVE POWER
WITH
                 ---------------------------------------------------------------
                  8.      SHARED DISPOSITIVE POWER
                          2,093,150 (Combined 1,046,400 Cl.A Sub-voting and
                          1,046,750 Cl.B Multi-voting)

--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         2,093,150 (Combined 1,046,400 Cl.A Sub-voting and 1,046,750 Cl.B
         Multi-voting)

--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                               |_|

--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         7.0%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*
         Foreign Investment Advisor which received SEC no-action
         relief to file on Schedule 13G as a "Qualified
         Institutional Investor"
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------                       -----------------------------
CUSIP No.      25243K20J            13G                 Page 3  of 15 Pages
----------------------------                       -----------------------------


--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         RT Investment Management Holdings Inc.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) |_|
                                                           (b) |_|
--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         The jurisdiction of organization is Canada (federally
         incorporated company)
--------------------------------------------------------------------------------
                  5.      SOLE VOTING POWER

                 ---------------------------------------------------------------
NUMBER OF         6.      SHARED VOTING POWER
SHARES                    2,093,150 (Combined 1,046,400 Cl.A Sub-voting and
BENEFICIALLY              1,046,750 Cl.B Multi-voting)
OWNED BY EACH    ---------------------------------------------------------------
REPORTING         7.      SOLE DISPOSITIVE POWER
PERSON WITH
                 ---------------------------------------------------------------
                  8.      SHARED DISPOSITIVE POWER
                          2,093,150 (Combined 1,046,400 Cl.A Sub-voting and
                          1,046,750 Cl.B Multi-voting)

--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         2,093,150 (Combined 1,046,400 Cl.A Sub-voting and 1,046,750 Cl.B
         Multi-voting)
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES*                                    |_|

--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         7.0%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*
         Foreign Parent Holding Company which received SEC
         no-action relief to file on Schedule 13G as a "Qualified
         Institutional Investor"
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------                       -----------------------------
CUSIP No.      25243K20J            13G                 Page 4  of 15 Pages
----------------------------                       -----------------------------

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Royal Trust Corporation of Canada
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)|_|
                                                             (b)|_|
--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         The jurisdiction of organization is Canada (federally
         incorporated company)
--------------------------------------------------------------------------------
                  5.      SOLE VOTING POWER

                 ---------------------------------------------------------------
NUMBER OF         6.      SHARED VOTING POWER
SHARES                    1,861,000 (Combined 1,036,000 Cl.A Sub-voting and
BENEFICIALLY                           825,000 Cl.B Multi-voting)
OWNED BY EACH
REPORTING        ---------------------------------------------------------------
PERSON WITH       7.      SOLE DISPOSITIVE POWER

                 ---------------------------------------------------------------
                  8.      SHARED DISPOSITIVE POWER
                          1,861,000 (Combined 1,036,000 Cl.A Sub-voting and 825,000 Cl.B Multi-voting)

--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,861,000 (Combined 1,036,000 Cl.A Sub-voting and 825,000 Cl.B
          Multi-voting)

--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES*                                    |_|

--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         6.2%

--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*
         Foreign Trust Company which received SEC no-action
         relief to file on Schedule 13G as a "Qualified
         Institutional Investor"
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a)  Name of Issuer:
           Dia Met Minerals Ltd.


Item 1(b)  Address of Issuer's Principal Executive Offices:

           Dia Met Minerals Ltd.
           1695 Powick Road
           Kelowna, British Columbia
           Canada


Item 2(a)  Name of Person Filing:

           1. RT Capital Management Inc. ("RTCM")
           2. RT Investment Management Holdings Inc. ("RTIM")
           3. Royal Trust Corporation of Canada ("RT Corp")


Item 2(b)  Address of Principal Business Office or, if None, Residence:

           1. RT Capital Management Inc.
              Royal Trust Tower, P.O. Box 121
              77 King Street West, Suite 3700
              Toronto, Ontario  M5K 1H1

          2.  RT Investment Management Holdings Inc.
              Royal Trust Tower, P.O. Box 97
              77 King Street West, Suite 3900
              Toronto, Ontario  M5K 1G8

          3.  Royal Trust Corporation of Canada
              Royal Trust Tower, P.O. Box 7500, Station A
              77 King Street West, 6th Floor
              Toronto, Ontario  M5W 1P9

Item 2(c)  Citizenship:
           Canada


Item 2(d)  Title of Class of Securities:
           Class A Sub-Voting


Item 2(e)  CUSIP Number:
           25243K20J

Item 3.  If this statement is filed pursuant to Rules
         240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

         1.  RT Capital Management Inc. is a Foreign
             Investment Advisor which received SEC no-action relief to file on Schedule 13G as a Qualified
             Institutional Investor.

         2.  RT Investment Management Holdings Inc. is a
             Foreign Parent Holding Company which received SEC no-action relief to file on Schedule 13G as a Qualified Institutional Investor.

         3. Royal Trust Corporation of Canada is a Foreign Trust Company which received SEC no-action relief to file on
             Schedule 13G as a Qualified Institutional
             Investor.


Item 4.  Ownership.

         (a) Amount beneficially owned:

            1. RTCM  - 2,093,150 (combined Cl.A and Cl.B)

            2. RTIM  - 2,093,150 (combined Cl.A and Cl.B)

            3. RT Corp - 1,861,000 (combined Cl.A and Cl.B)

         (b) Percent of class:

            1. RTCM  - 7.0%

            2. RTIM  - 7.0%

            3. RT Corp - 6.2%

         (c) Number of shares as to which such person has:

            (i) Sole power to vote or to direct the vote

            (ii) Shared power to vote or to direct the vote

            1. RTCM  - 2,093,150 (combined Cl.A and Cl.B)

            2. RTIM  - 2,093,150 (combined Cl.A and Cl.B)

            3. RT Corp - 1,861,000 (combined Cl.A and Cl.B)


            (iii) Sole power to dispose or to direct the
                  disposition of

            (iv) Shared power to dispose or to direct the
                 disposition of

            1. RTCM  - 2,093,150 (combined Cl.A and Cl.B)

            2. RTIM  - 2,093,150 (combined Cl.A and Cl.B)

            3. RT Corp - 1,861,000 (combined Cl.A and Cl.B)

Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


Item 6.  Ownership of More than Five Percent on Behalf of Another
         Person.

1. RT Capital Management Inc. accounts managed on a discretionary basis by Royal Bank Investment Management Inc., a wholly-owned subsidiary of RT Investment Management Holdings Inc., are known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from, the sale of such securities. No such account holds more than 5% of the class.

2. RT Investment Management Holdings Inc., a foreign parent holding company which received SEC no-action relief to file on Schedule 13G as a Qualified Institutional Investor, is reporting holdings over which it is deemed to be a beneficial owner by virtue of the fact that the holdings belong to client accounts managed on a discretionary basis by RT Investment Management Holdings Inc.'s subsidiary foreign investment advisors.

3. Royal Trust Corporation of Canada, a foreign Trust Company which has received SEC no-action relief to file on Schedule 13G as a Qualified Institutional Investor, is reporting holdings over which it is deemed to be a beneficial owner by virtue of its status as trustee and/or as principal.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent
         Holding Company.

      Please see attached Exhibit A, Disclosure Respecting Subsidiaries.


Item 8.  Identification and Classification of Members of the Group.

      N/A


Item 9.  Notice of Dissolution of Group.

      N/A


Item 10. Certification.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                Friday, May 8, 1998
                              -----------------------------
                                        (Date)


                              /s/ Jennifer Lederman
                              -----------------------------
                                       (Signature)


                              Jennifer Lederman /
                              Senior Vice-President,
                              Compliance, RT Capital
                              Management Inc.
                              -----------------------------
                                       (Name/Title)

                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                Friday, May 8, 1998
                              -----------------------------
                                        (Date)


                              /s/ Jennifer Lederman
                              -----------------------------
                                      (Signature)


                              Jennifer Lederman / Senior
                              Vice-President, Compliance,
                              RT Investment Management
                              Holdings Inc.
                              -----------------------------
                                      (Name/Title)

                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                Friday, May 8, 1998
                              -----------------------------
                                         (Date)


                              /s/ Nicolas W. R. Burbidge
                              -----------------------------
                                       (Signature)


                              Nicolas W.R. Burbidge /
                              Director, Corporate
                              Compliance,  Royal Trust
                              Corporation of Canada
                              -----------------------------
                                      (Name/Title)